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                                                                     EXHIBIT 3.3

                        SECOND AMENDMENT AND RESTATEMENT
                                     OF THE
                           ARTICLES OF INCORPORATION
                                       OF
                          CORPORATE DEVELOPMENT, INC.


At a meeting held October 20, 1993, the following amended and restated articles of incorporation were unanimously approved and adopted by the stockholders of Corporate Development, Inc.

                                       I

        NAME:  The new and amended name of the corporation shall be:

                         PROLONG SUPER LUBRICANTS, INC.


                                       II

        PRINCIPAL OFFICE AND AGENT FOR SERVICE OF PROCESS: The corporations duly appointed resident agent in charge of said principal office in the state of Nevada upon whom process can be served is the Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada, 89501.

                                      III

        PURPOSE: To do and perform any and all acts and things and to transact such business as is not inconsistent with the law in any part of the world wherein the corporation is doing business; all as more specifically enumerated in the Nevada Revised Statutes pertaining to corporations.


                                       IV

        DURATION: The period of this corporation's duration is perpetuity, unless dissolved according to these articles or according to law.

                                       V


        BOARD OF DIRECTORS: The affairs of this corporation shall be managed by a Board of Directors comprised of seven persons. The number of directors comprising the Corporation's Board of Directors may be changed from time to time by resolution of the Board of Directors and otherwise in accordance with applicable provisions of the Nevada Revised Statutes. The names and address of the members of the Board of Directors are as follows:

      Elton Alderman, 1210 N. Barsten Way, Anaheim, CA 92806 Edwin C. Auld, Jr., 1210 N. Barsten Way, Anaheim, CA 92806 Michael R. Davis, 1210 N. Barsten Way, Anaheim, CA 92806
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     Edward E. Jay, 1210 N. Barsten Way, Anaheim, CA  92806
     Tom Kubota, 1210 N. Barsten Way, Anaheim, CA  92806
     Thomas C. Billstein, 1210 N. Barsten Way, Anaheim, CA 92806 Ramon D. Pratt, 1210 N. Barsten Way, Anaheim, CA 92806


The Original Incorporators of the Corporation are as follows:

     Ramon D. Pratt, P.O. BOX 9206, Palm Springs, CA  92263
     Edward E. Jay, 650 E. Alejo Rd., Palm Springs, CA  92262
     James W. Williams, 3190 E. Via Escuela, Palm Springs, CA 92662

                                       VI

     STOCK: The amount of the total authorized capital stock of this corporation is $50,000.00 consisting of Fifty Million (50,000,000) shares of $0.00l par value each. Said shares are all non-assessable and of the same class, to-wit: common stock.

     Stockholders of the corporation are not entitled to pre-emptive or any other preferential right to acquire any shares (or securities convertible into such shares) of this corporation's stock, nor are holders of the corporation's stock entitled to exercise cumulative voting rights.

     Shares of stock in the corporation shall be fully paid and non-assessable. The Board of Directors shall have authority to fix and determine classes of stock and the designations, preferences and relative rights and qualifications, limits and restrictions thereof, as authorized by law.

                                      VII

     DIRECTOR LIABILITY: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

                                     VIII

     INDEMNIFICATION OF AGENTS: The corporation is authorized to provide indemnification of agents for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, to the limits on such indemnification allowed under the Nevada Revised Statutes.

IN WITNESS WHEREOF, we the undersigned officers of this corporation have hereunto set our hands and seals effective the 10th day of November, 1993.

                                        /s/ RAMON D. PRATT
                                        -----------------------------------
                                        Ramon D. Pratt, President

                                        /s/ MARIE PRATT
                                        -----------------------------------
                                        Marie Pratt, Secretary